Exhibit 99.1

NEWS RELEASE
Contacts: Kodiak Gas Services, Inc. Graham Sones, VP of Investor Relations ir@kodiakgas.com (936) 755-3259 Dennard Lascar Investor Relations Ken Dennard / Rick Black KGS@dennardlascar.com 713-529-6600

Kodiak Gas Services Announces Quarterly Dividend

of $0.38 per Share of Common Stock

MONTGOMERY, TX — January 29, 2024 — Kodiak Gas Services, Inc. (NYSE: KGS), (“Kodiak” or the “Company”), a leading provider of critical energy infrastructure and contract compression services, today announced that its board of directors has declared a cash dividend of $0.38 per share of common stock, or $1.52 per share of common stock on an annualized basis, for the fourth quarter of 2023. This cash dividend will be paid on February 23, 2024 to all stockholders of record as of the close of business on February 16, 2024.

Mickey McKee, Kodiak’s founder and Chief Executive Officer, stated, “Returning capital to shareholders via our well-covered dividend is a key element of our capital allocation strategy. Our dividend provides investors an attractive yield on their investment while allowing Kodiak to invest in its fleet, live within cash flow and drive towards our long-term leverage target.”

About Kodiak

Kodiak is one of the largest contract compression services providers in the continental United States with a revenue-generating fleet of over 3.2 million horsepower. The Company focuses on providing contract compression services to oil and gas producers and midstream customers in high-volume gas gathering systems, processing facilities, multi-well gas lift applications and natural gas transmission systems. More information is available at www.kodiakgas.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements contained herein include the amount and timing of future dividend payments. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. A list and description of risks, uncertainties and other factors can be found in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our final prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 30, 2023 pursuant to Rule 424(b)(4) and in Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1A. “Risk Factors” sections of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 and filed with the SEC on November 9, 2023. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by applicable law, we undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future developments or otherwise.

###

2